Exhibit 99.1

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020

CHARLOTTE, N.C. – January 28, 2021 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $398.8 million, or $1.30 per diluted share, for the fourth quarter of 2020. By comparison, Nucor reported consolidated net earnings of $193.4 million, or $0.63 per diluted share, for the third quarter of 2020 and $107.8 million, or $0.35 per diluted share, for the fourth quarter of 2019. Included in the fourth quarter of 2020 results were the following non-operational items (in millions):

Non-Operational Item	Segment	Gross Amount of Expense[1]	Expense/(Benefit) Net of Tax
Non-cash impairment charge	Steel mills	$103.2	$78.7
Non-cash impairment charge	Raw materials	27.0	21.0
Loss on assets - Duferdofin Nucor	Steel mills	184.0	(17.9)
State tax credits	N/A	-	(39.7)
CARES Act tax carryback provision	N/A	-	(48.2)
		$314.2	$(6.1)

1Gross amounts are included in segment reporting. Segment reporting does not include any tax effects.

With the exception of the state tax credits, the non-operational items presented in the above table were not quantifiable at the time of our guidance that was released on December 17, 2020. Refer to the “Review of Non-Operational Items” section for more information related to these items.

For the full year 2020, Nucor reported consolidated net earnings of $721.5 million, or $2.36 per diluted share, compared with consolidated net earnings of $1.27 billion, or $4.14 per diluted share, in 2019.

“Over the last 12 months, the Nucor team has demonstrated incredible resilience as we navigated macroeconomic headwinds and the challenging operating environment created by the COVID-19 pandemic,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “At the onset of the pandemic, we capitalized on the flexibility of our business model and strong demand for our products to gain market share across nearly our entire portfolio. Even as we worked hard to drive growth and value creation, the safety of our teammates and our commitment to customer relationships remained our top priorities. I am proud to report that 2020 was the safest year in Nucor’s history.”

Mr. Topalian continued, “We are extremely grateful to our more than 26,000 teammates whose hard work and dedication enabled us to achieve strong financial and operational results throughout the year. Looking ahead, we are confident that Nucor is poised for continued growth, and we anticipate earnings in the first quarter of 2021 to significantly increase from the fourth quarter of 2020. All of us at Nucor remain committed to delivering strong results for our stockholders and strengthening our position as the most profitable steel and steel products company in the world.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Review of Non-Operational Items

Duferdofin Nucor Related Items

In the fourth quarter of 2020 Nucor finalized an agreement (the “Duferdofin Agreement”) to transfer its 50% economic and voting interest in Duferdofin Nucor to the owner of the remaining 50% interest. Losses on assets related to the Duferdofin Agreement were $184.0 million, or $0.61 per diluted share, in the fourth quarter of 2020.

We were able to claim certain tax deductions related to our investment in Duferdofin Nucor that resulted in a benefit to the provision for income taxes of $201.9 million, or $0.66 per diluted share, in the fourth quarter of 2020.

Other Fourth Quarter of 2020 Non-Operational Items

Also, included in the fourth quarter of 2020 earnings are non-cash impairment charges of $130.2 million, or $0.33 per diluted share. Of that amount, $103.2 million, or $0.26 per diluted share, relates to impairment of certain inventory and long-lived assets in the steel mills segment. Also included in that amount is a $27.0 million, or $0.07 per diluted share, impairment charge that relates to a write-down of our unproved natural gas well assets that is included in the raw materials segment.

Tax related items included in the fourth quarter of 2020 earnings were a net benefit totaling $39.7 million, or $0.13 per diluted share, related to state tax credits and a net benefit of $48.2 million, or $0.16 per diluted share, for the anticipated carryback of a 2020 tax net operating loss under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

Comparative Period Non-Operational Items

Included in earnings for the third quarter of 2020 was a restructuring charge of $16.4 million, or $0.04 per diluted share, related to the realignment of Nucor's metal buildings business. Included in the fourth quarter of 2019 earnings were non-cash impairment charges of $66.9 million, or $0.17 per diluted share.

Financial Strength
At the end of the fourth quarter of 2020, Nucor had $3.16 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.50 billion revolving credit facility remains undrawn and does not expire until April 2023.  Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the fourth quarter and full year 2020 and 2019 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Steel mills	$208,069	$212,437	$720,151	$1,790,694
Steel products	188,138	147,414	690,547	511,145
Raw materials	26,689	(92,577)	23,621	(28,244)
Corporate/eliminations	(205,130)	(89,044)	(598,781)	(490,788)
	$217,766	$178,230	$835,538	$1,782,807

Financial Review

Nucor’s consolidated net sales increased 7% to $5.26 billion in the fourth quarter of 2020 compared with $4.93 billion in the third quarter of 2020 and increased 3% compared with $5.13 billion in the fourth quarter of 2019. Average sales price per ton in the fourth quarter of 2020 increased 5% compared with the third quarter of 2020 and increased 3% compared with the fourth quarter of 2019. A total of 6,486,000 tons was shipped to outside customers in the fourth quarter of 2020, a 2% increase from the third quarter of 2020 and flat compared to the fourth quarter of 2019. Total steel mill shipments in the fourth quarter of 2020 increased 3% as compared to the third quarter of 2020 and were similar to shipments in the fourth quarter of 2019. Steel mill shipments to internal customers represented 19% of total steel mill shipments in the fourth quarter of 2020, a decrease compared to 21% in both the third quarter of 2020 and the fourth quarter of 2019. Downstream steel product shipments to outside customers in the fourth quarter of 2020 decreased 9% from the third quarter of 2020 and decreased 6% compared to the fourth quarter of 2019.

For 2020, Nucor’s consolidated net sales of $20.14 billion decreased 11% compared with consolidated net sales of $22.59 billion reported in 2019. Total tons shipped to outside customers in 2020 were 25,519,000, a decrease of 4% from 2019, while the average sales price per ton in 2020 decreased 7% from 2019.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2020 was $305, a 10% increase compared to $277 in the third quarter of 2020 and an 11% increase compared to $275 in the fourth quarter of 2019. The average scrap and scrap substitute cost per gross ton used for the full year 2020 was $290, an 8% decrease compared to $314 for the full year 2019.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $28 million, or $0.07 per diluted share, in the fourth quarter of 2020, compared with approximately $22 million, or $0.06 per diluted share, in the third quarter of 2020 and approximately $35 million, or $0.09 per diluted share, in the fourth quarter of 2019.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

For 2020, pre-operating and start-up costs related to the Company’s growth projects were approximately $101 million, or $0.25 per diluted share, compared with approximately $103 million, or $0.26 per diluted share, for 2019.

Overall operating rates at the Company’s steel mills increased to 87% in the fourth quarter of 2020 as compared to 83% in both the third quarter of 2020 and the fourth quarter of 2019. Operating rates for the full year 2020 decreased to 82% as compared to 84% for the full year 2019.

Fourth Quarter of 2020 Analysis

Earnings in the fourth quarter of 2020 improved compared to the third quarter of 2020 primarily due to higher pricing at our sheet and plate mills. Reflecting our product diversity, our steel mills segment also continued to benefit from strong results at our bar and structural mills. The fourth quarter of 2020 was another strong quarter for the steel products segment due to the continued resiliency of nonresidential construction markets. The profitability of the raw materials segment increased in the fourth quarter of 2020 as compared to the third quarter of 2020 due to the improved financial performance of our direct reduced iron facilities that are benefitting from higher average selling prices for raw materials.

First Quarter of 2021 Outlook

As we enter 2021 we are encouraged by several positive factors impacting our markets. Nonresidential construction and automotive markets are strong, and we see generally improving conditions in heavy equipment, agriculture, renewable energy and on-highway truck and trailer. We expect earnings in the first quarter of 2021 to significantly increase from the fourth quarter of 2020. The expected performance of the steel mills segment in the first quarter of 2021 is the primary driver for this increase as our sheet, plate, bar and structural mills are forecasting increased profitability in the first quarter of 2021 as compared to the fourth quarter of 2020. The profitability of our downstream steel products segment is expected to decrease in the first quarter of 2021 compared to the fourth quarter of 2020 due to typical seasonal patterns and some margin compression related to the delay between rising steel input costs and increases in selling prices. The raw materials segment’s performance in the first quarter of 2021 is expected to be significantly improved compared to the fourth quarter of 2020 due to higher raw materials selling prices.

Cash Dividend

On December 3, 2020, Nucor’s board of directors declared a cash dividend of $0.405 per share. This cash dividend is payable on February 11, 2021 to stockholders of record as of December 31, 2020 and is Nucor’s 191st consecutive quarterly cash dividend. Nucor has increased its regular, or base, dividend for 48 consecutive years – every year since it first began paying dividends in 1973. Over the past 10 years, Nucor has returned approximately $6 billion in capital to its stockholders in the form of dividends and share repurchases.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 28, 2021 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under the Investors tab.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States, as well as prevailing domestic prices for oil and gas; (5) energy costs and availability; and (6) the impact of the COVID-19 pandemic. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2019 and in "Item 1A. Risk Factors" of Nucor's Quarterly Report on Form 10-Q for the quarter ended October 3, 2020. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Tonnage Data
(In thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	Dec. 31, 2020	Dec. 31, 2019	Percent Change	Dec. 31, 2020	Dec. 31, 2019	Percent Change
Steel mills total shipments:
Sheet	2,660	2,662	-	10,005	10,577	-5%
Bars	2,072	1,969	5%	8,164	8,019	2%
Structural	511	555	-8%	2,265	2,237	1%
Plate	485	519	-7%	1,957	2,124	-8%
Other	65	74	-12%	295	399	-26%
	5,793	5,779	-	22,686	23,356	-3%

Sales tons to outside customers:
Steel mills	4,667	4,572	2%	18,049	18,585	-3%
Joist	151	140	8%	557	499	12%
Deck	131	141	-7%	496	495	-
Cold finished	106	108	-2%	406	498	-18%
Rebar Fabrication	284	294	-3%	1,232	1,223	1%
Piling	127	176	-28%	649	638	2%
Tubular products	264	273	-3%	1,080	1,053	3%
Other steel products	96	105	-9%	374	408	-8%
Raw materials	660	677	-3%	2,676	3,133	-15%
	6,486	6,486	-	25,519	26,532	-4%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Net sales	$5,260,055	$5,131,746	$20,139,658	$22,588,858
Costs, expenses and other:
Cost of products sold	4,541,527	4,696,558	17,911,708	19,909,773
Marketing, administrative and other expenses	154,119	162,228	615,041	711,248
Equity in losses (earnings) of unconsolidated affiliates	(3,889)	(852)	10,533	(3,311)
Losses and impairments of assets	314,190	66,916	613,640	66,916
Interest expense, net	36,342	28,666	153,198	121,425
	5,042,289	4,953,516	19,304,120	20,806,051
Earnings before income taxes and noncontrolling interests	217,766	178,230	835,538	1,782,807
Provision for income taxes	(208,100)	43,977	(490)	411,897
Net earnings	425,866	134,253	836,028	1,370,910
Earnings attributable to noncontrolling interests	27,023	26,430	114,558	99,767
Net earnings attributable to Nucor stockholders	$398,843	$107,823	$721,470	$1,271,143
Net earnings per share:
Basic	$1.31	$0.35	$2.37	$4.14
Diluted	$1.30	$0.35	$2.36	$4.14
Average shares outstanding:
Basic	303,467	303,560	303,168	305,040
Diluted	303,806	303,987	303,271	305,503

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	Dec. 31, 2020	Dec. 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,639,671	$1,534,605
Short-term investments	408,004	300,040
Accounts receivable, net	2,298,850	2,160,102
Inventories, net	3,569,089	3,842,095
Other current assets	573,048	389,528
Total current assets	9,488,662	8,226,370
Property, plant and equipment, net	6,899,110	6,178,555
Restricted cash and cash equivalents	115,258	-
Goodwill	2,229,672	2,201,063
Other intangible assets, net	668,021	742,186
Other assets	724,671	996,492
Total assets	$20,125,394	$18,344,666
LIABILITIES
Current liabilities:
Short-term debt	$57,906	$62,444
Current portion of long-term debt and finance lease obligations	10,885	29,264
Accounts payable	1,432,159	1,201,698
Salaries, wages and related accruals	462,727	510,844
Accrued expenses and other current liabilities	664,183	659,524
Total current liabilities	2,627,860	2,463,774
Long-term debt and finance lease obligations due after one year	5,271,789	4,291,301
Deferred credits and other liabilities	993,884	798,415
Total liabilities	8,893,533	7,553,490
EQUITY
Nucor stockholders' equity:
Common stock	152,061	152,061
Additional paid-in capital	2,121,288	2,107,646
Retained earnings	11,343,852	11,115,056
Accumulated other comprehensive loss, net of income taxes	(118,861)	(302,966)
Treasury stock	(2,709,675)	(2,713,931)
Total Nucor stockholders' equity	10,788,665	10,357,866
Noncontrolling interests	443,196	433,310
Total equity	11,231,861	10,791,176
Total liabilities and equity	$20,125,394	$18,344,666

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter and Year Ended 2020 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Twelve Months (52 Weeks) Ended
	Dec. 31, 2020	Dec. 31, 2019
Operating activities:
Net earnings	$836,028	$1,370,910
Adjustments:
Depreciation	702,110	648,911
Amortization	83,356	85,742
Stock-based compensation	73,853	90,359
Deferred income taxes	162,836	99,157
Distributions from affiliates	10,521	37,459
Equity in losses (earnings) of unconsolidated affiliates	10,533	(3,311)
Losses and impairment of assets	613,640	66,916
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(129,290)	361,340
Inventories	284,081	712,645
Accounts payable	250,561	(253,457)
Federal income taxes	(197,275)	(180,325)
Salaries, wages and related accruals	(41,169)	(186,755)
Other operating activities	37,092	(40,178)
Cash provided by operating activities	2,696,877	2,809,413
Investing activities:
Capital expenditures	(1,543,219)	(1,477,293)
Investment in and advances to affiliates	(44,427)	(45,834)
Divestiture of affiliates	-	67,591
Disposition of plant and equipment	40,933	41,618
Acquisitions (net of cash acquired)	(88,071)	(83,106)
Purchase of investments	(488,517)	(367,741)
Proceeds from the sale of investments	392,178	67,701
Other investing activities	(33,171)	2,873
Cash used in investing activities	(1,764,294)	(1,794,191)
Financing activities:
Net change in short-term debt	(4,538)	4,574
Proceeds from long-term debt, net of discount	1,237,635	-
Repayment of long-term debt	(97,150)	-
Premium on debt exchange	(180,383)	-
Bond issuance related costs	(6,250)	-
Issuance of common stock	11,846	16,145
Payment of tax withholdings on certain stock-based compensation	(19,102)	(25,047)
Distributions to noncontrolling interests	(115,508)	(76,347)
Cash dividends	(491,655)	(492,062)
Acquisition of treasury stock	(39,499)	(298,541)
Other financing activities	(9,542)	(9,132)
Cash provided by (used in) financing activities	285,854	(880,410)
Effect of exchange rate changes on cash	1,887	907
Increase in cash and cash equivalents	1,220,324	135,719
Cash and cash equivalents - beginning of year	1,534,605	1,398,886
Cash and cash equivalents and restricted cash and cash equivalents - end of twelve months	$2,754,929	$1,534,605
Non-cash investing activity:
Change in accrued plant and equipment purchases	$(16,103)	$34,777

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com